Exhibit 99(i)(10)

CONSENT OF CLIFFORD CHANCE US LLP

We hereby consent to the reference to our firm under the headings “General Information” in each Prospectus and “Counsel and Independent Registered Public Accounting Firm” in each Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 70 to the Form N-1A Registration Statement of Market Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Clifford Chance US LLP

New York, New York

August 14, 2009